SECOND AMENDMENT TO REVOLVING CREDIT NOTE AND
THIRD AMENDMENT TO REVOLVING CREDIT LOAN AGREEMENT

THIS SECOND AMENDMENT TO REVOLVING CREDIT NOTE AND THIRD AMENDMENT TO REVOLVING CREDIT LOAN AGREEMENT (this “Amendment”) is entered into as of May 10, 2019, by and between CUMBERLAND PHARMACEUTICALS INC., a Tennessee corporation (“Borrower”), and PINNACLE BANK, a Tennessee banking corporation (the “Lender”).
RECITALS:
A.Borrower issued to the order of Lender that certain $12,000,000.00 Revolving Credit Note dated July 31, 2017, as amended by that certain First Amendment to Revolving Credit Note and Second Amendment to Revolving Credit Loan Agreement dated October 17, 2018, whereby, among other things, the principal amount was increased to $20,000,000.00 (the “Note”).
B. Borrower and the Lender entered into that certain Revolving Credit Loan Agreement dated as of July 31, 2017, as amended by that certain First Amendment to Revolving Credit Loan Agreement dated August 14, 2018, as amended by that certain First Amendment to Revolving Credit Note and Second Amendment to Revolving Credit Loan Agreement dated October 17, 2018 (the “Loan Agreement”). Capitalized terms not otherwise defined therein have the same meaning as set forth in the Loan Agreement.
C. Borrower and the Lender desire to amend the Note and Loan Agreement as provided herein.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
1. The fifth paragraph of the Note, regarding repayment, is hereby amended and restated as follows:
This Note shall be payable as follows: (a) commencing on May 1, 2019 and continuing on the 1st day of each consecutive month thereafter through and including July 1, 2021, Borrower shall pay to the Lender all accrued and unpaid interest; and (b) this Note shall mature on July 31, 2021 (the “Maturity Date”), at which time Borrower shall pay to the Lender an amount equal to all outstanding principal, plus all accrued and unpaid interest and any other outstanding fees and expenses due and payable under the Loan Documents.
2. Section 6.7 of the Loan Agreement is hereby amended and restated as follows:
6.7 Funded Debt Ratio and Tangible Capital Ratio. Permit both (i) the Funded Debt Ratio of Borrower as calculated for Borrower and its Subsidiaries at the end of each fiscal quarter on a rolling four quarter basis to exceed 2.50 to 1.00, and (ii) the Funded Debt to Tangible Capital Ratio of Borrower as calculated for Borrower and its Subsidiaries to exceed fifty percent (50.0%). For clarification, if Borrower maintains compliance with either of the above required calculations, then Borrower shall be in compliance with this Section 6.7 for the applicable period.
3. Section 7.5 of the Loan Agreement is hereby amended and restated as follows:
105639-301010

7.6 Liquidity Cure. For a fifteen (15) day period after the occurrence of an Event of Default under Section 6.7 hereof (such Event of Default being deemed to have occurred on the date on which the Compliance Certificate for such period is required to be delivered pursuant to Section 5.1(c) hereof), Borrower may cure such Event of Default by depositing and maintaining on account with Lender a cash amount equal to all outstanding Indebtedness hereunder. Borrower may only exercise the liquidity cure described herein twice during the period beginning May 1, 2019 and ending July 31, 2021.
4. The following definitions set forth in Section 9.1 of the Loan Agreement are hereby amended and restated as follows:
“EBITDA” means (a) Net Income Attributable to Borrowers Shareholders, plus (b) to the extent deducted in determining Net Income Attributable to Borrowers Shareholders, and without duplication, the sum of (i) Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) Non-Cash Compensation Expense, and (vi) cost of products sold associated with the Vibativ Acquisition provided that (x) the inventory was acquired on the acquisition date, and (y) the aggregate amount of such cost of products sold shall not exceed 30% of EBITDA in any measurement period, minus or plus, as applicable (c) gains or losses resulting from adjustments to the fair value of the contingent consideration liability, minus (d) contingent consideration liability payments, as determined at each fiscal quarter end on a rolling four (4) quarter basis.
“Maturity Date” mean July 31, 2021.
5. The following definition of “Vibativ Acquisition” is hereby added to Section 9.1 of the Loan Agreement:
“Vibativ Acquisition” means Borrower’s purchase of certain assets related to the manufacture, marketing and sale of the proprietary antibiotic, Vibativ from Theravance Biopharma Ireland Limited and Theravance Biopharma US, Inc.
6. As a condition to the effectiveness of this Amendment, Borrower agrees to pay all fees and expenses set forth in the Closing Statement executed in connection with this Amendment.
7. The Note and Loan Agreement are not amended in any other respect.
8. Borrower reaffirms the terms and provisions of the Note and Loan Agreement, as amended hereby, along with the other Loan Documents, and Borrower agrees that such terms and provisions are valid and binding, enforceable in accordance with its terms and provisions, subject to no defense, counterclaim, or objection.
[signatures commence on following page]

ENTERED INTO as of the date first written above.

BORROWER: CUMBERLAND PHARMACEUTICALS INC.
By:	/s/ A. J. Kazimi
A.J. Kazimi, Chief Executive Officer

LENDER: PINNACLE BANK
By:	/s/ Tim Bewley
Tim Bewley, Senior Vice Presiden

[Signature Page to Second Amendment to Revolving Credit Loan Note and
Third Amendment to Revolving Credit Loan Agreement]